    Exhibit 10.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Obagi Medical Products, Inc., a Delaware corporation (the “Corporation”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as rights agent, hereby enter into this Amendment No. 1 (this “Amendment”) dated May 25, 2012 to the Rights Agreement between them dated December 23, 2011 (the “Rights Agent”).

1.           Subsection (iii) of Section 1(y), the definition of Qualifying Offer, shall be deleted and replaced in its entirety by the following:

“(iii)  an offer that is subject only to the minimum tender condition described below in item (vi) of this definition and other customary terms and conditions, which may include a condition based upon the occurrence of a material adverse event, but which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Corporation;”

2.           Subsection (iv) of Section 1(y), the definition of Qualifying Offer, shall be deleted and replaced in its entirety by the following:

“(iv)  an offer pursuant to which the Corporation and its stockholders have received an irrevocable written commitment of the offeror subject to the conditions set forth in subsection (iii) of this Section 1(y) that the offer will remain open for not less than ninety (90) calendar days and, if a Special Meeting Demand is duly delivered to the Board of Directors in accordance with Section 23(b), for at least ten (10) Business Days after the date of the Special Meeting or, if no Special Meeting is held within the Special Meeting Period (as defined in Section 23(b)), for at least ten (10) Business Days following the last day of such Special Meeting Period (the “Qualifying Offer Period”);”

3.           Subsection (v) of Section 1(y), the definition of Qualifying Offer, shall be deleted and replaced in its entirety by the following:

“(v)  an offer pursuant to which the Corporation has received an irrevocable written commitment by the offeror subject to the conditions set forth in subsection (iii) of this Section 1(y) that, in addition to the minimum time periods specified in item (iv) of this definition, the offer, if it is otherwise to expire prior thereto, will be extended for at least fifteen (15) Business Days after (i) any increase in the price offered, or (ii) any bona fide alternative offer is commenced by another Person within the meaning of Rule 14d-2(a) of the Exchange Act; provided, however, that such offer need not remain open, as a result of clauses (iv) and (v) of this definition, beyond (1) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under such clauses (iv) and (v), or (2) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Common Shares with respect to which the Board of Directors has agreed to redeem the Rights immediately prior to acceptance for payment of Common Shares thereunder (unless such other offer is terminated prior to its expiration without any Common Shares having been purchased thereunder) or (3) one (1) Business Day after the stockholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;”

4.           Subsection (viii) of Section 1(y), the definition of Qualifying Offer, shall be deleted and replaced in its entirety by the following:

“(viii) an offer pursuant to which the Corporation and its stockholders have received an irrevocable written commitment of the offeror subject to the conditions set forth in subsection (iii) of this Section 1(y) that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof).”

5.           The last paragraph of Section 1(y), the definition of Qualifying Offer, shall be deleted and replaced in its entirety by the following:

“For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (i) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (ii) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board of Directors of the Corporation subject to the conditions set forth in subsection (iii) of this Section 1(y) to maintain such availability until the offer is consummated or withdrawn, or (iii) a combination of the foregoing; which evidence has been provided to the Corporation prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 23(b) shall no longer be applicable to such offer.”

6.           Section 23(b), Redemption, shall be deleted and replaced in its entirety by the following:

“(b)           In the event the Corporation receives a Qualifying Offer and the Board of Directors of the Corporation has not redeemed the outstanding Rights or exempted such offer from the terms of the Agreement or called a special meeting of stockholders by the end of the sixty (60) calendar days following the commencement (or, if later, the first existence) of a Qualifying Offer, for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of this Agreement, holders of record (or their duly authorized proxy) of at least 10% of the Common Shares then outstanding may submit to the Board of

Directors, not earlier than sixty (60) calendar days nor later than ninety (90) calendar days following the commencement (or, if later, the first existence) of such Qualifying Offer, a written demand complying with the terms of this Section 23(b) (the “Special Meeting Demand”) directing the Board of Directors of the Corporation to submit to a vote of stockholders at a special meeting of the stockholders of the Corporation (a “Special Meeting”) a resolution exempting such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”). For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the sixtieth (60th) calendar day following commencement (or, if later, the first existence) of a Qualifying Offer.  The Board of Directors of the Corporation shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be so submitted to a vote of stockholders at a Special Meeting to be convened within sixty (60) calendar days following the Special Meeting Demand; provided, however, that if the Corporation at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any special meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement (the “Special Meeting Period”). A Special Meeting Demand must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation and must set forth as to the stockholders of record making the request (i) the names and addresses of such stockholders, as they appear on the Corporation’s books and records, (ii) the class and number of Common Shares which are owned of record by each of such stockholders, and (iii) in the case of Common Shares that are owned beneficially by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such beneficial owner and attaching evidence thereof. Subject to the requirements of applicable law, the Board of Directors of the Corporation may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 23(b), and the Qualifying Offer continues to be a Qualifying Offer and either (y) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”) or (z) if, at the Special Meeting at which a quorum is present, a majority of the Common Shares present or represented by proxy at the Special Meeting and entitled to vote thereon as of the record date for the Special Meeting selected by the Board of Directors of the Corporation shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of Business on the tenth (10th) Business Day after (i) the Outside Meeting Date or (ii) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”). Notwithstanding anything herein to the contrary, no vote by stockholders not in compliance with the provisions of this Section 23(b) shall serve to exempt any offer from the terms of this Agreement.”

       7.           Except as explicitly provided in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:	OBAGI MEDICAL PRODUCTS, INC.

/s/ Preston Romm	/s/ Albert Hummel
Name: Preston Romm	Name: Albert Hummel
Title: EVP/CFO	Title: CEO

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President